Exhibit 10.2

FORM OF

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

Agreement made December 28, 2018 between Flexsteel Industries, Inc., a corporation organized and existing under the laws of Minnesota, with its principal office located at 385 Bell Street, Dubuque, Iowa (“Flexsteel”) on behalf of itself and its subsidiaries and Jerald K. Dittmer (“Employee”) (collectively referred to as the “Parties”).

RECITALS

Flexsteel has employed Employee to devote his/her full time, attention, and energies to the business of Flexsteel and to use his/her best efforts, skill, and abilities in performing the specific duties of such employment, and Employee shall not, without prior written consent of Flexsteel, either directly or indirectly, engage in any other occupation, profession or business.

As a result of the employment by Flexsteel, Employee will have access to information not generally known to the general public or in the industry(s) in which Flexsteel is or may become engaged about Flexsteel’s business/functional strategies, product design and development), processes, customers, services, suppliers, pricing policies, marketing strategies and related matters. In addition, Flexsteel may provide training to Employee in relation to these areas. It is the desire of Flexsteel and Employee that all such training and information be and remain confidential.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

SECTION ONE: CONFIDENTIALITY

A.	Nondisclosure. Employee shall not, during or after the term of this Agreement, directly or indirectly, use, disseminate, or disclose to any person (including other employees of Flexsteel not having a need to know or authority to know), firm or other business entity for any purpose whatsoever, any information not generally known in the industry in which Flexsteel is or may be engaged which was disclosed to Employee or known by Employee as a result of or through his/her employment by Flexsteel. This includes information regarding Flexsteel’s employee’s products, processes, customers, services, suppliers, pricing policies and related matters, and also includes information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, and selling.

B.	Confidential Relationship. Employee shall hold in a fiduciary capacity for the benefit of Flexsteel all information in paragraph A above, along with any and all inventions, discoveries, concepts, ideas, improvements, ideas, improvements or know-how, discovered or developed by Employee, solely or jointly with other employees, during the term of this Agreement, which may be directly or indirectly useful in or related to the business of Flexsteel or its subsidiaries, or may be within the scope of its or their research or development work.

C.	Customer Lists. Employee shall, at the time of and during employment, furnish a complete list of all the correct names and places of businesses of all its customers, immediately notify Flexsteel of the name and address of any new customer, and report all changes in location of old customers, so that upon the termination of employment, Flexsteel will have a complete list of the correct names and addresses of customer with whom Employee has dealt.

D.	Return of Documents. To protect the interests of Flexsteel, Employee agrees that, during or after the termination of Employee’s employment by Flexsteel, all documents, records, notebooks, and similar repositories containing such information described in paragraphs A, B and C above, including copies of such items, then in Employee’s possession or work area, whether prepared by Employee or others, are the property of Flexsteel and shall be returned to Flexsteel upon Flexsteel’s request.

 SECTION TWO: NON-DISPARAGEMENT

The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Flexsteel or its businesses, or its employees, officers and existing and prospective customers, suppliers and other associated third parties.

This section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Employee’s section 7 rights under the NLRA, or from complying with any applicable law or agency, provided that such compliance does not exceed that required by the law, regulation or order. The employee shall promptly provide such written notices of such order to Flexsteel’s legal department.

SECTION THREE: NONCOMPETITION

A.	Employee Conduct with Respect to Competitors. During the term of Employee’s employment by Flexsteel and for twelve (12) months after termination of such employment, Employee agrees that Employee will not, without the prior written consent of Flexsteel, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner, or otherwise, engage in or assist others to engage in or have any interest in any business which competes with Flexsteel in any geographic area in which Flexsteel markets or has marketed its products during the year preceding termination.

B.	Solicitation of Employees. Employee agrees that during the term of Employee’s employment and for twelve (12) months after the termination of such employment, Employee will not induce or attempt to induce any person who is an employee of Flexsteel to leave the employ of Flexsteel and engage in any business which competes with Flexsteel.

C.	Maximum Restrictions of Time, Scope, and Geographic Area Intended. The Parties agree and acknowledge that the time, scope and geographic area and other provisions of this Agreement are reasonable under these circumstances. Employee further agrees that if, despite the express agreement of the parties to this Agreement, a court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, or deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent as permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

SECTION FOUR: BREACH OF AGREEMENT

A.	Remedies. Employee agrees that violating Section One of this Agreement at any time, including during litigation, will produce damages and injury to Flexsteel. In the event of the breach or, or threatened breach by Employee of Section One of this Agreement, Flexsteel shall be entitled to seek injunctive relief, both preliminary and permanent, enjoining and restraining such breach or threatened breach. Such remedies shall be in addition to all other remedies available to Flexsteel in law or in equity, including by not limited to Flexsteel’s right to recover from Employee any and all damages that may be sustained as a result of Employee’s breach.

B.	Agreement Survives Termination. All rights of the Parties pursuant to this Agreement shall survive any termination.

C.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled and construed under the laws of Iowa.

D.	Attorney’s Fees. If an attorney shall be retained to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, including any such fees set by the trial or appellate court upon trial or appeal.

 SECTION FIVE: MISCELLANEOUS

A.	Entire Agreement. This Agreement contains all the understandings and representations between Employee and Flexsteel pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements and representations, both oral and written, with respect to such subject matter.

B.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between Flexsteel and the Employee, pursuant to which either Flexsteel or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

EMPLOYEE	FLEXSTEEL INDUSTRIES, INC.
By:	By:

Name: Jerald K. Dittmer	Name: Thomas M. Levine
Title: President/CEO	Title: Chair of the Board
Date: December 28, 2018	Date: December 28, 2018

3